UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 26, 2016

OCERA THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of		Identification No.)
incorporation)

525 University Avenue, Suite 610
Palo Alto, CA	94301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 475-0150

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 26, 2016, Ocera Therapeutics, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, elected Willard H. Dere, M.D. to the Board of Directors of the Company (the “Board”), to serve until the Company’s 2017 annual meeting of stockholders or his earlier death, resignation, retirement or removal.
Dr. Dere will be compensated for his service as a non-employee director under the Company’s Non-Employee Director Compensation Policy described in the Company’s Proxy Statement filed on April 22, 2016 (the “Policy”). In connection with his election and in accordance with the Policy, the Company granted pursuant to the Company’s Fourth Amended and Restated 2011 Stock Option and Incentive Plan, a non-qualified stock option to purchase an aggregate of 20,000 shares of the Common Stock of the Company. As a non-employee director, Dr. Dere is also entitled to receive cash compensation for his Board service in accordance with the Policy.
Dr. Dere is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Dere and any other persons pursuant to which he was selected as a director.
A copy of the Company’s press release regarding Dr. Dere’s election is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press release issued by Ocera Therapeutics, Inc. dated October 28, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2016	OCERA THERAPEUTICS, INC.

	By:	/s/ Linda S. Grais, M.D.
Name: Linda S. Grais, M.D.
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued by Ocera Therapeutics, Inc. dated October 28, 2016.